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                                                                      EXHIBIT 11

                            MORGAN STANLEY GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        (IN MILLIONS, EXCEPT SHARE DATA)

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
                                                          THREE MONTHS ENDED
                                                  ---------------------------------
                                                  FEBRUARY 28,         FEBRUARY 29,
                                                      1997                 1996
                                                  ------------        -------------
PRIMARY:
Common stock and common stock equivalents:
    Average common shares outstanding              156,291,109         153,833,405
    Average common shares issuable
      under employee benefit plans                   2,016,458           2,715,838
                                                  ------------        ------------

         Total average common and common
            equivalent shares outstanding          158,307,567         156,549,243
                                                  ============        ============

Earnings:
    Net income                                    $        316        $        273
    Less: Preferred stock dividend
          requirements                                      19                  16
                                                  ------------        ------------

      Earnings applicable to common shares        $        297        $        257
                                                  ============        ============

Primary earnings per share                        $       1.88        $       1.64
                                                  ============        ============


FULLY DILUTED:

Common stock and common stock equivalents:
    Average common shares outstanding              156,291,109         153,833,405
    Average common shares issuable
      under employee benefit plans                   2,330,704           3,008,014
Common shares issuable upon conversion
      of ESOP preferred stock                        7,391,289           7,509,495
                                                  ------------        ------------

         Total average common and common
            equivalent shares outstanding          166,013,102         164,350,914
                                                  ============        ============

Earnings:
    Net income                                    $        316        $        273
    Less: Preferred stock dividend
          requirements                                      18                  15
                                                  ------------        ------------

      Earnings applicable to common shares        $        298        $        258
                                                  ============        ============

Fully diluted earnings per share                  $       1.80        $       1.57
                                                  ============        ============
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